EXHIBIT 99.1

Bion Announces New U.S. Patent for Phosphorus Removal

August 11, 2011.  New York, New York.  Bion Environmental Technologies, Inc. (OTC BB/QX: BNET) announced today that it has been notified by the United States Patent and Trademark Office that the patent application entitled “Micro-Electron Acceptor Phosphorus Accumulating Organisms” has been granted.

The new patent provides enhanced protection for Bion’s micro-aerobic digestion process’s nutrient uptake capabilities with respect to the removal of phosphorus from livestock waste, as well as a wide range of other waste streams.  The new patent strengthens Bion’s patent portfolio by describing the unique ability of the technology’s process to use phosphorus accumulating organisms to convert and remove phosphorus, while maintaining nitrogen removal.

Bion’s technology employs a biological nutrient removal process driven by the system’s active microbial community that utilizes and metabolizes the waste stream to convert potential pollutants to benign forms that can then be removed from the effluent discharge stream and potentially converted into energy or other valuable by-products. With the publication of this newly granted patent, the Company’s present IP portfolio includes six U.S. patents, as well as patents in Canada, New Zealand and Mexico.  Two additional U.S. patents have been applied for and are pending, along with international patent applications under consideration for the European Union, Brazil, Argentina and Australia.

James Morris, Ph.D., P. E., Bion’s Chief Technology Officer, stated, “The strength of Bion’s patent portfolio continues to grow, this time with expanded protections for the types of microorganisms employed, as well as details on the nutrient removal quantities, by the Bion process.  Bion now has in hand a very broad array of patents, many of them recently issued, which protect variations and enhancements of the core Bion process.”

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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen discharges that impact the Chesapeake Bay.  Bion will be reporting initial data on its environmental performance beginning in the next few weeks.  The data will be used by the Pennsylvania Department of Environmental Protection to verify nitrogen reductions that will be used as offsets to EPA Chesapeake Bay Total Maximum Daily Load requirements.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct